Exhibit 35.2

SERVICER COMPLIANCE STATEMENT

Chase Bank USA, National Association

First USA Credit Card Master Trust

The undersigned, a duly authorized officer of Chase Bank USA, National Association (the “Bank”), as Servicer, pursuant to the Third Amended and Restated Pooling and Servicing Agreement, dated as of December 19, 2007 (as amended and supplemented from time to time, the “Agreement”) between the Bank, as transferor and servicer (in such capacity, the “Servicer”) and BNY Mellon Trust of Delaware, as trustee, does hereby certify that:

1.	The Bank is, as of the date hereof, the Servicer under the Agreement.

2.	A review of the Servicer’s activities during the calendar year ended December 31, 2011 (the “Reporting Period”) and of its performance under the Agreement has been made under my supervision.

3.	To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Agreement in all material respects throughout the Reporting Period.

IN WITNESS WHEREOF, the undersigned has duly executed this certificate this 29th day of March 2012.

CHASE BANK USA, NATIONAL ASSOCIATION, as Servicer

By:	/s/ Keith W. Schuck
Name: Keith W. Schuck
Title: President